 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
____________________

Date of report (Date of earliest event reported): March 10, 2023

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100,	Emeryville,	CA	94608
(Address of Principal Executive Offices)			(Zip Code)

(510)	450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Perrara Bridge Loan Agreement

On March 10, 2023, Amyris, Inc. (the “Company”), certain of the Company’s subsidiaries (the “Subsidiary Guarantors”) and Perrara Ventures, LLC (an affiliate of Foris Ventures, LLC, or “Foris”), as lender, entered into a Loan and Security Agreement (the “Loan Agreement”) to make available to the Company a secured term loan facility in an aggregate principal amount of up to $50 million (the “Loan Facility”), consisting of an initial advance of $15 million drawn by the Company on March 13, 2023. The Company has the right under the Loan Agreement to request additional advances, subject to certain conditions precedent set forth in the Loan Agreement. The Company intends to use the net proceeds of any funds advanced under the Loan Facility for working capital and general corporate purposes.

The Loan Facility matures (the “Maturity Date”) on the earlier of June 8, 2023 and the closing of the transactions contemplated under the Company’s asset purchase agreement with Givaudan SA, dated as of February 21, 2023 (“Closing Date”). Loans under the Loan Facility will accrue interest at a rate of 12% per annum. Interest is due on the first business day of each month beginning with the month after the initial funding of the loan.

The obligations under the Loan Facility are (i) guaranteed by the Subsidiary Guarantors, and (ii) secured by a perfected security interest in substantially all of the assets of the Company and the Subsidiary Guarantors, in each case subject to certain limitations and exceptions.

Prepayment of the outstanding amounts under the Loan Facility will be required upon the occurrence of either a change of control of the Company, as specified in the Loan Agreement, or upon the Closing Date. In addition, the Company may at its option prepay the outstanding principal amount of the loans under the Loan Facility before the Maturity Date without the incurrence of a prepayment fee.

The representations, covenants, and events of default in the Loan Agreement are customary for financing transactions of this nature. An additional 3% interest applies if the Company fails to pay the principal when due. The Loan Agreement includes customary affirmative and negative covenants and also contains financial covenants, including covenants related to minimum revenue, liquidity and asset coverage.

The foregoing description of the Loan Agreement is a summary and is qualified in its entirety by reference to the Loan Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Foris Warrant Amendment

In connection with the transactions contemplated by the Loan Facility, the Company also agreed to amend the exercise price of warrants to purchase 2,046,036 shares of the Company’s common stock (the “Common Stock”) issued to Foris on September 13, 2022 from $3.91 per share of Common Stock to $1.30 per share (the “Foris Warrant Amendment”), which represents the trailing 15-day volume-weighted average price of the Common Stock on the Nasdaq Global Select Market as of, and including, March 9, 2023.

The foregoing description of the Foris Warrant Amendment is a summary and is qualified in its entirety by reference to the Foris Warrant Amendment, which is filed hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Amendment to Warrant to Purchase Shares of Common Stock, dated March 10, 2023 by and between the Company and Foris Ventures, LLC
10.1	Loan and Security Agreement, dated March 10, 2023, by and among the Company, the Subsidiary Guarantors and Perrara Ventures, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: March 14, 2023	By:	/s/ Han Kieftenbeld
Han Kieftenbeld
Chief Financial Officer